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                                                                    Exhibit 99.1


                 724 Solutions to Adopt Shareholders Rights Plan


         TORONTO--(BUSINESS WIRE)--Feb. 10, 2003--724 Solutions (Nasdaq:SVNX - News; TSX:SVN - News), a leading provider of next-generation IP-based network and data services, announced today that it has adopted a shareholder rights plan.

         "The Board of Directors believes that the company's shares are significantly undervalued in the marketplace. By implementing the Rights Plan at this time, the Board has taken proactive steps to ensure that 724 Solutions' shareholders have a reasonable amount of time to consider any offers for the company's shares," said John Sims, 724 Solutions' chief executive officer.

         The Rights Plan is designed to encourage the fair treatment of shareholders in connection with any take-over offer for 724 Solutions, and will provide the Board of Directors and shareholders with more time to fully consider any unsolicited take-over bid. It will also give the Board of Directors more time to pursue, if appropriate, other alternatives to maximize shareholder value.

         The Rights Plan takes effect immediately; however, shareholders will be asked to approve the Rights Plan at 724 Solutions' annual and special meeting of shareholders to be held on April 24, 2003. If approved, the Rights Plan will have an initial term of one year. 724 Solutions is not adopting the Rights Plan in response to any specific proposal to acquire control of 724 Solutions. The Rights Plan is similar to plans adopted by other Canadian companies and approved by their shareholders. Additional details will be set out in 724 Solutions' Form 8-K that will be filed in connection with the adoption of the Rights Plan and in its Management Information Circular to be mailed to shareholders in connection with its annual and special meeting of shareholders.

         About 724 Solutions Inc.
         724 Solutions Inc. (Nasdaq:SVNX - News; TSX:SVN - News) delivers reliable, scalable technology and solutions that allow mobile network operators to rapidly deploy flexible and open next generation IP-based network and data services. Additionally, the company provides a series of actionable alerting solutions to financial institutions to assist them lowering operating costs and improving customer satisfaction and retention. 724 Solutions is a global company with development operations in North America, Switzerland and Germany with headquarters in Toronto, Canada. For more information, visit www.724.com.

         This press release contains statements of a forward-looking nature. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements include the statements herein regarding: the services and products that will be offered by 724 Solutions, the benefits that businesses will obtain from these services and products and future demand for these services and products. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including the risk that 724 Solutions will be unable to deploy the solutions and products stated herein, the risk that the demand for these solutions and products, or for 2.5G and 3G networks, will not increase as presently anticipated and other risks described in 724 Solutions' Securities and Exchange Commission filings, including its annual report on Form 10-K. These risks are also described in 724 Solutions' filings with the Canadian Securities Administrators. 724 Solutions does not undertake any obligation to update this forward-looking information, except as required under applicable law.

CONTACT:


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     724 Solutions Inc.
     Public & Investor Relations:
     Rachel Douglas, 416/226-2900, ext. 3390
     rdouglas@724.com